For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Third Quarter 2018 Results

RevPAR Growth Stronger than Expected, 2018 Guidance Mid-Point Raised

WEST PALM BEACH, Fla., October 31, 2018-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 136 hotels wholly or through joint ventures, today announced results for the third quarter ended September 30, 2018. The company also provided updated guidance for 2018.

Third Quarter 2018 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Increased 1.1 percent to $147, compared to the 2017 third quarter, for Chatham’s 40, comparable wholly owned hotels (excludes the Residence Inn Charleston Summerville which opened in August 2018). Average daily rate (ADR) declined 1.0 percent to $171, while occupancy rose 2.3 percent to 86 percent.

•	Net Income - Improved $0.2 million to $14.7 million. Net income per diluted share was $0.31 versus $0.36 in the 2017 third quarter.

•	Adjusted EBITDA - Advanced $1.4 million to $38.6 million, within guidance and compared to $37.2 million in the 2017 third quarter.

•	Adjusted FFO - Rose $1.3 million, to $28.4 million, versus $27.0 million in the 2017 third quarter. Adjusted FFO per diluted share was $0.61, compared to guidance of $0.58-$0.62 per share.

•
Operating Margins - Experienced a 90-basis point decline to 48.1 percent in comparable gross operating profit margins. Comparable Hotel EBITDA margins were off 110 basis points to 41.3 percent, within guidance range of 41 to 42 percent.

•	Acquisition - Acquired the 96-room Residence Inn by Marriott Charleston Summerville, S.C., for $20.8 million, or approximately $217,000 per room.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the three and nine months ended September 30, 2018. RevPAR, ADR and occupancy for 2018 and 2017 are based on the company’s 40 comparable hotels owned as of September 30, 2018 ($ in millions, except per share, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net income	$14.7	$14.5	$31.0	$24.2
Diluted net income per common share	$0.31	$0.36	$0.66	$0.62
RevPAR	$147	$145	$137	$137
ADR	$171	$172	$168	$169
Occupancy	86%	84%	82%	81%
GOP Margin	47.9%	49.3%	47.2%	48.6%
Hotel EBITDA Margin	41.2%	42.7%	39.8%	41.7%
Adjusted EBITDA	$38.6	$37.2	$102.6	$100.4
AFFO	$28.4	$27.0	$72.3	$70.3
AFFO per diluted share	$0.61	$0.68	$1.56	$1.79
Dividends per share	$0.33	$0.33	$0.66	$0.66

Operating Results

“Our third quarter results finished at the upper end of our FFO per share guidance expectations,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “This was driven by RevPAR growth above our guidance expectations, despite tough comparisons at our eight hotels in Houston, Dallas and Florida that benefitted from hurricane-related business in the last month of the 2017 third quarter. Continuing a trend, we see improving conditions in many of our markets.”

Chatham’s six largest markets comprise approximately 60 percent of its hotel EBITDA. Third quarter RevPAR performance for these key markets:

•	Silicon Valley RevPAR improved 1.5 percent to $205 at its four hotels.

•	RevPAR at its two San Diego hotels increased 2.2 percent.

•	Washington, D.C. RevPAR jumped 2.5 percent at its three hotels.

•	RevPAR at its three coastal hotels in Maine and New Hampshire advanced 4.1 percent.

•	At its four Houston hotels, RevPAR rose 2.5 percent.

•	Two Los Angeles-area hotels experienced a 3.3 percent RevPAR increase.

“We will continue to face tough RevPAR comps in the 2018 fourth quarter as we will be comparing to strong results in Texas and Florida due to hurricane-related business in 2017. We are encouraged that October RevPAR is forecast to rise approximately 3 percent,” Fisher commented.

Gross operating profit margins were down 90 basis points to 48.1 percent at its 40 comparable hotels, compared to the 2017 third quarter. The primary reason for the margin decline was increased payroll and benefit costs.

At its 37 comparable Island-managed hotels, which further excludes hotels acquired in 2018 and 2017, gross operating profit margins were down 60 basis points to 48.4 percent. On a per occupied room basis, payroll and benefits costs increased 3.6 percent in the quarter, and this reduced margins by 70 basis points.

“From a trend perspective, the increase in third quarter payroll and benefit costs was 60 basis points below the 4.2 percent increase we experienced throughout 2017. We feel the most significant increases are behind us,” said Dennis Craven, Chatham’s chief operating officer. “Additionally, on the revenue side, in collaboration with Island Hospitality, we are continuing to benefit from the implementation of other revenue initiatives and room revenue management strategies.

“On the macro level, new supply in our scale market tracts is up 2.1 percent for the last twelve months, which would be the lowest level for our portfolio since 2014. If GDP growth remains healthy, our portfolio is well-positioned to experience enhanced RevPAR growth,” Craven concluded.

Strategic Capital Recycling Program and Hotel Investments

In August 2018, Chatham acquired at opening the new 96-room Residence Inn Charleston Summerville, S.C., for $21 million. The hotel sits adjacent to the 96-room Courtyard by Marriott that Chatham acquired in 2017. These hotels are located in Nexton, an emerging, mixed-use community in the heart of a rapidly expanding area just outside of Charleston. The hotels are the highest quality and closest accommodations to Volvo’s first American factory, which is expected to open later this year. Additionally, and importantly for continued economic expansion in the area, Volvo already has announced plans to expand the facility with a second production line with completion estimated in 2020.

Chatham funded the purchase using available cash and borrowings on its unsecured credit facility. The hotel is managed by Island Hospitality Management, which is 51 percent owned by Fisher. Chatham estimates it acquired the property at a year two net operating income capitalization rate of approximately eight percent.

During the third quarter, the company substantially completed the renovations of the Residence Inn Mountain View, Calif. The company commenced the renovation of the Homewood Suites Dallas, Texas, in the third quarter and expects to complete those improvements in the fourth quarter. Chatham intends to invest approximately $25 million renovating and upgrading its hotels in 2018.

Capital Markets & Capital Structure

As of September 30, 2018, the company had net debt of $524.5 million (total consolidated debt less unrestricted cash). Total debt outstanding was $534.8 million at an average interest rate of 4.6 percent, comprised of $504.8 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent and $30.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 4.2 percent interest rate.

Chatham’s leverage ratio was approximately 32.6 percent on September 30, 2018, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024, with the earliest maturity in 2021. As of September 30, 2018, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $3.1 million, respectively. At Chatham’s current leverage level, the borrowing cost under the new facility is LIBOR plus 1.65 percent.

On September 30, 2018, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint ventures with Colony NorthStar, was 3.3 times, and total net debt to trailing 12-month corporate EBITDA was 5.3 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.6 times, and net debt to trailing 12-month corporate EBITDA was 4.7 times.

“During the quarter, we reduced our net debt by $0.4 million, bringing the year-to-date reduction to $6.6 million and lowered our leverage ratio to 33 percent,” remarked Jeremy Wegner, Chatham’s chief financial officer. “Our strategy remains to effectively recycle capital and be a net acquirer of assets in 2018. Year-to-date, we have not sold any hotels and acquired one hotel for $21 million. We will continue to harvest cash flow from operations and distributions from our joint ventures to reduce our net debt until we deploy capital into more accretive hotel investments.”

Joint Venture Investments

During the 2018 third quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $4.9 million and $2.5 million, respectively, compared to 2017 third quarter Adjusted EBITDA and FFO of approximately $4.9 million and $2.9 million, respectively. Both Adjusted EBITDA and Adjusted FFO were within the company’s previous guidance for the quarter. The decrease in adjusted FFO is attributable to increased interest expense driven by rising LIBOR borrowing rates.

Chatham received distributions from its joint venture investments of $1.4 million during the 2018 third quarter.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s 2018 dividend per share of $1.32 represents approximately 69 percent of its 2018 adjusted FFO per share, based on the midpoint of its guidance for 2018.

2018 Guidance

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

The company’s 2018 guidance reflects the following assumptions:

•

•	Industrywide RevPAR growth of 2.5 to 3 percent in 2018

◦	Marriott International forecast North American RevPAR growth of 2 to 3 percent; Hilton Hotels & Resorts estimated North American RevPAR growth of 2 to 3 percent

◦	STR projected North American industry RevPAR growth of 2.9 percent

•	Renovations commencing during the fourth quarter at the following hotels:

◦	Residence Inn Sunnyvale, Calif., #1; Residence Inn Tysons Corner, Va.; and the Homewood Suites Farmington, Conn.

•	No additional acquisitions, dispositions, debt or equity issuance

	Q4 2018	2018 Forecast
RevPAR	$119 to $121	$132 to $133
RevPAR growth	-1.0% to +1.0%	-0.5% to 0.0%
Total hotel revenue	$71.5 to $73.0 M	$313.7 to $315.2 M
Net income	$0.0 to $1.8 M	$31.2 to $33.2 M
Net income per diluted share	$0.00 to $0.04	$0.67 to $0.71
Adjusted EBITDA	$25.7 to $27.5 M	$128.3 to $130.3 M
Adjusted FFO	$15.2 to $17.0 M	$87.7 to $89.7 M
Adjusted FFO per diluted share	$0.32 to $0.36	$1.88 to $1.92
Hotel EBITDA margins	34.4% to 35.9%	38.7% to 39.1%
Corporate cash administrative expenses	$2.4 M	$10.1 M
Corporate non-cash administrative expenses	$1.0 M	$4.2 M
Interest expense (excluding fee amortization)	$6.5 M	$25.8 M
Non-cash amortization of deferred fees	$0.3 M	$1.2 M
Income taxes	$0.0 M	$0.0 M
Chatham’s share of JV EBITDA	$3.3 to $3.5 M	$16.4 to $16.6 M
Chatham’s share of JV FFO	$0.7 to $0.9 M	$6.9 to $7.1 M
Weighted average shares/units outstanding	47.2 M	46.7 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA, Adjusted EBITDA and Hotel EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its third quarter 2018 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto either www.chathamlodgingtrust.com or www.streetevents.com or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Wednesday, November 7, 2018, by dialing 1-844-512-2921, reference number 13683776. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 136 hotels totaling 18,616 rooms/suites, comprised of 41 properties it wholly owns with an aggregate of 6,117 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,499 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.

The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges, losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates EBITDAre in accordance with NAREIT guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense, gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges, losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•
FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•
EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a third-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30, 2018	December 31, 2017
	(unaudited)
Assets:
Investment in hotel properties, net	$1,328,560	$1,320,082
Cash and cash equivalents	10,270	9,333
Restricted cash	28,383	27,166
Investment in unconsolidated real estate entities	22,542	24,389
Hotel receivables (net of allowance for doubtful accounts of $249 and $200, respectively)	6,418	4,047
Deferred costs, net	5,126	4,646
Prepaid expenses and other assets	3,757	2,523
Deferred tax asset, net	30	30
Total assets	$1,405,086	$1,392,216
Liabilities and Equity:
Mortgage debt, net	$502,950	$506,316
Revolving credit facility	30,000	32,000
Accounts payable and accrued expenses	36,358	31,692
Distributions and losses in excess of investments of unconsolidated real estate entities	8,022	6,582
Distributions payable	5,578	5,846
Total liabilities	582,908	582,436
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at September 30, 2018 and December 31, 2017	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 46,514,186 and 45,375,266 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	465	450
Additional paid-in capital	896,156	871,730
Retained earnings (distributions in excess of retained earnings)	(83,758)	(69,018)
Total shareholders’ equity	812,863	803,162
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	9,315	6,618
Total equity	822,178	809,780
Total liabilities and equity	$1,405,086	$1,392,216

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Revenue:
Room	$81,457	$76,221	$225,983	$213,415
Food and beverage	2,274	1,378	6,584	4,353
Other	3,731	3,052	10,285	8,465
Cost reimbursements from unconsolidated real estate entities	2,764	2,302	7,679	7,198
Total revenue	90,226	82,953	250,531	233,431
Expenses:
Hotel operating expenses:
Room	17,261	15,618	47,759	44,147
Food and beverage	1,870	1,307	5,350	3,770
Telephone	442	410	1,316	1,205
Other hotel operating	886	737	2,403	2,047
General and administrative	6,498	5,906	19,318	17,534
Franchise and marketing fees	6,863	6,366	18,962	17,758
Advertising and promotions	1,627	1,353	4,677	3,955
Utilities	3,064	2,708	8,209	7,431
Repairs and maintenance	3,783	3,467	11,043	9,898
Management fees	2,915	2,693	8,158	7,511
Insurance	340	297	1,012	925
Total hotel operating expenses	45,549	40,862	128,207	116,181
Depreciation and amortization	11,963	10,944	35,920	34,662
Impairment loss	—	—	—	6,663
Property taxes, ground rent and insurance	5,919	5,349	17,874	15,710
General and administrative	3,649	3,151	10,818	9,706
Other charges	7	(15)	256	—
Reimbursed costs from unconsolidated real estate entities	2,764	2,302	7,679	7,198
Total operating expenses	69,851	62,593	200,754	190,120
Operating income	20,375	20,360	49,777	43,311
Interest and other income	335	9	352	27
Interest expense, including amortization of deferred fees	(6,708)	(7,065)	(20,005)	(20,830)
Loss on sale of hotel property	—	—	(18)	—
Income from unconsolidated real estate entities	689	1,189	938	2,031
Income before income tax expense	14,691	14,493	31,044	24,539
Income tax expense	—	—	—	(317)
Net income	14,691	14,493	31,044	24,222
Net income attributable to noncontrolling interests	(111)	(101)	(231)	(167)
Net income attributable to common shareholders	$14,580	$14,392	$30,813	$24,055

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.31	$0.36	0.67	$0.62
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.31	0.36	$0.66	0.61
Weighted average number of common shares outstanding:
Basic	46,149,765	39,298,974	45,925,178	38,731,900
Diluted	46,384,969	39,550,494	46,078,558	38,960,455
Distributions paid per common share:	$0.33	$0.33	$0.99	$0.99

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Funds From Operations (“FFO”):
Net income	$14,691	$14,493	$31,044	$24,222
Loss on sale of hotel property	—	—	18	—
Depreciation	11,903	10,890	35,744	34,501
Impairment loss	—	—	—	6,663
Adjustments for unconsolidated real estate entity items	1,768	1,668	5,202	4,902
FFO attributable to common share and unit holders	28,362	27,051	72,008	70,288
Other charges	7	(15)	256	—
Adjustments for unconsolidated real estate entity items	1	—	16	15
Adjusted FFO attributable to common share and unit holders	$28,370	$27,036	$72,280	$70,303
Weighted average number of common shares and units
Basic	46,512,232	39,594,166	46,277,491	39,006,396
Diluted	46,747,436	39,845,686	46,430,871	39,234,951

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2018	2017	2018	2017
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$14,691	$14,493	$31,044	$24,222
Interest expense	6,708	7,065	20,005	20,830
Income tax expense	—	—	—	317
Depreciation and amortization	11,963	10,944	35,920	34,662
Adjustments for unconsolidated real estate entity items	4,208	3,708	12,169	10,844
EBITDA	37,570	36,210	99,138	90,875
Impairment loss	—	—	—	6,663
Loss on sale of hotel property	—	—	18	—
EBITDAre	37,570	36,210	99,156	97,538
Other charges	7	(15)	256	—
Adjustments for unconsolidated real estate entity items	3	13	18	55
Share based compensation	1,049	999	3,163	2,785
Adjusted EBITDA	$38,629	$37,207	$102,593	$100,378

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the nine months ended
		September 30,		September 30,
		2018	2017	2018	2017

Net Income		$14,691	$14,493	$31,044	$24,222
Add:	Interest expense	6,708	7,065	20,005	20,830
	Income tax expense	—	—	—	317
	Depreciation and amortization	11,963	10,944	35,920	34,662
	Corporate general and administrative	3,649	3,151	10,818	9,706
	Other charges	7	—	256	—
	Impairment loss	—	—	—	6,663
	Loss on sale of hotel property	—	—	18	—
Less:	Interest and other income	(335)	(9)	(352)	(27)
	Other charges	—	(15)	—	—
	Income from unconsolidated real estate entities	(689)	(1,189)	(938)	(2,031)
	Adjusted Hotel EBITDA	$35,994	$34,440	$96,771	$94,342